Exhibit 99.1

Timberland Bancorp, Inc.


Contact:   Michael R. Sand,
           President & CEO
           Dean J. Brydon, CFO
           (360) 533-4747
           www.timberlandbank.com
           ----------------------

      Timberland Bancorp Earns $1.28 Million in Fiscal First Quarter 2012 Strong Capital Ratios Increased, Net Interest Margin Stable, Other Real
                          Estate Owned Decreased by 29%

HOQUIAM, WA   January 24, 2012- Timberland Bancorp, Inc. (NASDAQ: TSBK)
("Timberland" or "the Company") today reported fiscal 2012 first quarter net income of $1.28 million. Net income available to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion was $1.02 million, or $0.15 per diluted common share. This compares to a net loss to common shareholders of $(339,000), or $(0.05) per diluted common share, for the quarter ended September 30, 2011 and net income to common shareholders of $1.10 million, or $0.16 per diluted common share, for the quarter ended December 31, 2010.

"We are pleased to announce a profitable first fiscal quarter that included a 29% reduction in other real estate owned. Net interest margin was stable, capital ratios remained strong and loan originations increased 39% over the prior quarter," said Michael R. Sand, President and Chief Executive Officer. "We continue to benefit from historically low interest rates and a strengthening regional economy which have contributed to an increased demand for home mortgage and business loans."

"Our emphasis on cash management services has contributed to an improvement in our deposit mix and has supported this quarter's growth in the C&I loan portfolio," stated Sand. "Non CD deposits now represent 63% of total deposits compared to 58% one year ago."

Fiscal First Quarter 2012 Highlights (at or for the period ended December 31, 2011, compared to December 31, 2010, or September 30, 2011):

 *   Recorded net income of $1.28 million;
 *   Earned $0.15 per diluted common share;
 * Capital levels remain very strong: Total Risk Based Capital of 16.65%; Tier 1 Leverage Capital Ratio of 11.26%; Tangible Capital to Tangible Assets Ratio of 11.14%;
 *   Loan originations increased 39% over the prior quarter;
 * Non-interest income increased 31% to $2.44 million from $1.86 million for the quarter immediately prior;
 *   Net interest margin remained strong at 3.73%;
 *   OREO and other repossessed assets decreased 29% during quarter;
 * The provision for loan losses decreased to $650,000 compared to $1.76 million for preceding quarter and $900,000 for comparable quarter one year ago;
 * Net charge-offs were $624,000 compared to $1.60 million for preceding quarter and $415,000 for comparable quarter one year ago; and
 * Book value per common share increased to $10.12, and tangible book value per common share was $9.26 at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.65%, a Tier 1 leverage capital ratio of 11.26% and a tangible capital to tangible assets ratio of 11.14% at December 31, 2011.

Timberland provisioned $650,000 to its loan loss allowance during the quarter ended December 31, 2011 compared to $1.76 million in the preceding quarter and $900,000 in the comparable quarter one year ago.

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Timberland Q1 Earnings
January 24, 2012
Page 2


Non-accrual loans totaled $27.8 million at December 31, 2011 and were comprised of 71 loans and 60 credit relationships. By category: 39% of non-accrual loans are secured by land and land development properties; 38% are secured by commercial properties; 17% are secured by residential properties; 3% are secured by residential construction projects; 2% are secured by commercial real estate construction projects; and 1% are commercial business loans.

Total delinquent loans (past due 30 days or more) and non-accrual loans were $49.1 million at December 31, 2011 compared to $43.4 million at September 30, 2011. The majority ($4.9 million) of the increase in total delinquent loans was related to one credit relationship secured by a one-to four-family house and ocean front and ocean view building lots on Washington's Pacific coast. These loans were 60 days delinquent at quarter end. While Timberland cannot assure the actions of the guarantors, the guarantors have communicated to Timberland that they have resolved their internal disagreement and anticipate eliminating the delinquency by January 31, 2012. Loans past due 90 days and still accruing, increased to $2.7 million at December 31, 2011 from $1.8 million at September 30, 2011. "The increase in loans past due 90 days and still accruing was almost entirely due to a delay in obtaining final plat approval for a pre-sold residential building plat in King County, Washington," said Dean Brydon, Chief Financial Officer. "We expect the sale to be consummated in the next few weeks which will reduce the present loans in the past due 90 days and still accruing category by $2.3 million." The non-performing assets to total assets ratio was 5.55% at December 31, 2011 compared to 5.01% three months earlier and 5.87% one year ago.

Other real estate owned ("OREO") and other repossessed assets decreased by $3.1 million, or 29%, to $7.7 million at December 31, 2011 from $10.8 million at September 30, 2011 and by 39% from $12.6 million at December 31, 2010. The OREO portfolio consisted of 52 individual properties and three other repossessed assets at December 31, 2011. The properties consisted of 37 land parcels totaling $3.5 million, ten single family homes totaling $1.6 million, three commercial real estate properties totaling $1.2 million, a condominium project of $842,000 and a land development project of $469,000. The three other repossessed assets totaled $73,000. During the quarter ended December 31, 2011, 12 OREO properties and other repossessed assets totaling $3.7 million were sold for a net loss of $271,000.

Balance Sheet Management

Total assets decreased slightly to $735.8 million at December 31, 2011 from $738.2 million at September 30, 2011. The decrease in total assets was primarily the result of a $3.1 million decrease in OREO and other repossessed assets.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 21.2% of total liabilities at December 31, 2011 compared to 21.1% at September 30, 2011 and 19.5% one year ago. "We continue to stay on the short end of the yield curve to manage interest rate risk," said Brydon.

"We have an extensive and profitable history of lending to owner builders and funding custom construction projects in our local communities. We are continuing to focus on the origination of non-speculative construction loans to qualified borrowers in our market areas," said Sand. Net loans receivable increased $1.0 million to $529.0 million at December 31, 2011 from $528.0 million at September 30, 2011. The increase was primarily due to a $4.9 million increase in commercial business loan balances, a $3.8 million increase in commercial real estate construction loan balances, and a $2.6 million increase in custom and owner/builder construction loan balances. These increases were partially offset by a $4.2 million decrease in one-to four-family loan balances, a $3.0 million decrease in land loan balances and a $2.9 million decrease in consumer loan balances.

Timberland continued reducing its exposure to land development loans and land loans. Land development loan balances decreased to $1.8 million at December 31, 2011, a 17% decrease from the preceding quarter and a 66% decrease year-over-year. The Bank's land loan portfolio decreased to $46.2 million at December 31, 2011, a 6% decrease from the preceding quarter and a 21% decrease year-over-year. The well diversified land portfolio consists of 372 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties. The average loan balance for the entire land portfolio was approximately $124,000 at December 31, 2011.

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Timberland Q1 Earnings
January 24, 2012
Page 3


LOAN PORTFOLIO
($ in thousands)             Dec. 31, 2011    Sept. 30, 2011    Dec 31, 2010
                           Amount  Percent   Amount  Percent   Amount  Percent
                           ------  -------   ------  -------   ------  -------
Mortgage Loans:
  One-to four-family      $110,502    20%  $114,680     20%  $116,631     21%
  Multi-family              30,866     6     30,982      6     29,419      5
  Commercial               245,874    44    246,037     44    217,845     39
  Construction and land
   development              57,803    10     52,484      9     68,081     12
  Land                      46,198     8     49,236      9     58,334     11
                          --------   ---   --------    ---   --------    ---
    Total mortgage loans   491,243    88    493,419     88    490,310     88

Consumer Loans:
  Home equity and second
   mortgage                 34,607     6     36,008      7     37,239      7
  Other                      6,695     1      8,240      1      8,939      2
                          --------   ---   --------    ---   --------    ---
    Total consumer loans    41,302     7     44,248      8     46,178      9

Commercial business loans   27,426     5     22,510      4     17,452      3
                          --------   ---   --------    ---   --------    ---
Total loans                559,971   100%   560,177    100%   553,940    100%
                                     ===               ===               ===
Less:
  Undisbursed portion of
   construction loans in
   process                 (17,073)         (18,265)          (16,288)
  Deferred loan origination
   fees                     (1,884)          (1,942)           (2,153)
  Allowance for loan
   losses                  (11,972)         (11,946)          (11,749)
                          --------         --------          --------
Total loans receivable,
 net                      $529,042         $528,024          $523,750
                          ========         ========          ========


CONSTRUCTION LOAN COMPOSITION
($ in thousands)         Dec. 31, 2011    Sept. 30, 2011      Dec 31, 2010
                               Percent            Percent            Percent
                               of Loan            of Loan            of Loan
                       Amount  Portfolio  Amount  Portfolio  Amount  Portfolio
                       ------  ---------  ------  ---------  ------  ---------
Custom and
 owner / builder      $28,797        5%   $26,205       4%   $32,483     5%
Speculative one- to
 four-family            2,186        1      1,919       1      3,469     1
Commercial real
 estate                16,693        3     12,863       2     23,869     4
Multi-family
 (including
 condominium)           8,320        1      9,322       1      2,938     1
Land development        1,807       --      2,175       1      5,322     1
                      -------      ---    -------     ---    -------   ---
  Total construction
   loans              $57,803       10%   $52,484       9%   $68,081    12%
                      =======      ===    =======     ===    =======   ===

Timberland's loan originations increased 39% to $51.6 million during the quarter ended December 31, 2011 compared to $37.1 million for the preceding quarter and increased 5% from the $49.1 million originated during the quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended December 31, 2011, $22.9 million fixed-rate one-to four-family mortgage loans were sold compared to $16.1 million for the preceding quarter and $26.9 million for the quarter ended one year ago.

Timberland's mortgage-backed securities ("MBS") and other investments decreased by $637,000 during the quarter to $10.2 million at December 31, 2011 from $10.9 million at September 30, 2011, primarily as a result of prepayments and scheduled amortization. During the quarter ended December 31, 2011, other-than-temporary-impairment ("OTTI") credit related write-downs and realized losses of $60,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At December 31, 2011 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $3.2 million from an original acquired balance of $15.3 million.

Timberland Q1 Earnings
January 24, 2012
Page 4


DEPOSIT BREAKDOWN
($ in thousands)
                            Dec. 31, 2011    Sept. 30, 2011     Dec 31, 2010
                           Amount  Percent   Amount  Percent   Amount  Percent
                           ------  -------   ------  -------   ------  -------
Non-interest bearing      $ 61,178     10%  $ 64,494     11%  $ 51,519     9%
N.O.W. checking            156,799     27    155,299     26    157,411    27
Savings                     85,335     15     83,636     14     69,168    12
Money market                66,266     11     61,028     10     58,756    10
Certificates of deposit
 under $100                136,859     23    141,899     24    148,296    26
Certificates of deposit
 $100 and over              82,738     14     86,322     15     92,244    16
Certificates of
 deposit - brokered            - -    - -        - -    - -        - -   - -
                          --------    ---   --------    ---   --------   ---
  Total deposits          $589,175    100%  $592,678    100%  $577,394   100%
                          ========    ===   ========    ===   ========   ===

Total deposits decreased less than 1% to $589.2 million at December 31, 2011, from $592.7 million at September 30, 2011 primarily as a result of an $8.6 million decrease in certificates of deposit account balances and a $3.3 million decrease in non-interest bearing account balances. These decreases were partially offset by a $5.2 million increase in money market account balances, a $1.7 million increase in savings account balances and a $1.5 million increase in N.O.W. checking account balances.


Total shareholders' equity increased $1.13 million to $87.33 million at December 31, 2011, from $86.21 million at September 30, 2011. The increase in shareholders' equity was primarily a result of net income for the quarter. Book value per common share was $10.12 and tangible book value per common share was $9.26 at December 31, 2011.


Operating Results

Fiscal first quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights ("MSRs")), increased to $8.72 million from $8.61 million for the preceding quarter and decreased from $8.78 million for the comparable quarter one year ago. Operating revenue increased in the current quarter compared to the preceding quarter primarily due to an increase in gain on sale of loans as Timberland's loan originations increased from the preceding quarter.

Net interest income decreased to $6.30 million for the quarter ended December 31, 2011, from $6.34 million for the preceding quarter and from $6.33 million for the comparable quarter one year ago. The net interest margin for the current quarter of 3.73% decreased slightly from the 3.75% margin reported for the preceding quarter and the 3.82% margin reported for the comparable quarter one year ago. The decrease in the net interest margin for the quarter ended December 31, 2011 relative to the preceding quarter was primarily due to the reversal of interest income on loans placed on non-accrual status during the current quarter.

Timberland provisioned $650,000 to its loan loss allowance for the quarter ended December 31, 2011, compared to $1.76 million in the preceding quarter and $900,000 in the comparable quarter one year prior. Net charge-offs for the quarter ended December 31, 2011 decreased to $624,000, which included a $450,000 recovery of a loan charged off in the prior quarter, compared to $1.60 million for the quarter ended September 30, 2011 and $415,000 for the quarter one year ago.

Non-interest income increased 31% to $2.44 million in the first quarter of fiscal 2012, from $1.86 million in the preceding quarter and decreased 17% from $2.95 million for the comparable quarter one year ago. The increase in non-interest income compared to the preceding quarter was primarily due to a $382,000 net change in the valuation adjustment of the Bank's mortgage servicing rights ("MSRs") and a $224,000 increase in gain on sale of loans. Non-interest income was increased by an $84,000 non-cash MSR valuation recovery in the current quarter and was decreased by a $298,000 MSR valuation allowance in the preceding quarter. The increase in gain on sale of loans was primarily due to an increase in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter.

Total operating (non-interest) expenses decreased 6% to $6.22 million for the first fiscal quarter from $6.63 million for the preceding quarter and 2% from $6.38 million for the comparable quarter one year ago. The decreased expenses for the current

Timberland Q1 Earnings
January 24, 2012
Page 5


quarter compared to the preceding quarter were primarily the result of a decrease in salaries and employee benefits expense. "Salaries and employee benefit expenses were lower in the most recent quarter, primarily because of increased loan origination fees that offset salary expense and a one-time benefit of $99,000 from changing our employee medical insurance provider," Brydon explained.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability ofdresources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Q1 Earnings
January 24, 2012
Page 6


TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS              Three Months Ended
($ in thousands, except per share amounts)    Dec. 31,   Sept. 30,    Dec. 31,
(unaudited)                                      2011        2011        2010
                                              -------    --------     -------
  Interest and dividend income
  Loans receivable                            $7,805      $8,010      $8,534
  MBS and other investments                      125         127         182
  Dividends from mutual funds                     13           7           8
  Interest bearing deposits in banks              89          87          87
                                              ------      ------      ------
    Total interest and dividend income         8,032       8,231       8,811
                                              ------      ------      ------

  Interest expense
  Deposits                                     1,169       1,331       1,751
  Federal Home Loan Bank ("FHLB")
   advances and other borrowings                 562         562         729
                                              ------      ------      ------
    Total interest expense                     1,731       1,893       2,480
                                              ------      ------      ------
    Net interest income                        6,301       6,338       6,331

  Provision for loan losses                      650       1,758         900
                                              ------      ------      ------
    Net interest income after provision
     for loan losses                           5,651       4,580       5,431
                                              ------      ------      ------

  Non-interest income
  OTTI and realized losses on MBS
   and other investments, net                    (60)       (111)       (136)
  Gain on sale of securities                     - -         - -          79
  Service charges on deposits                    970       1,032         984
  Gain on sale of loans, net                     560         336         701
  Bank owned life insurance ("BOLI") net
   earnings                                      157         155         122
  Valuation recovery (allowance) on MSRs          84        (298)        634
  ATM transaction fees                           517         526         411
  Other                                          216         221         156
                                              ------      ------      ------
    Total non-interest income, net             2,444       1,861       2,951
                                              ------      ------      ------

  Non-interest expense
  Salaries and employee benefits               2,929       3,186       3,127
  Premises and equipment                         673         707         694
  Advertising                                    208         196         167
  OREO and other repossessed assets
   expense, net                                  502         443         428
  ATM                                            194         219         175
  Postage and courier                            118         140         115
  Amortization of core deposit intangible
   ("CDI")                                        37          42          42
  State and local taxes                          149         147         166
  Professional fees                              178         186         182
  FDIC insurance                                 225         242         340
  Other insurance                                 56          60         154
  Loan administration and foreclosure            161         248          98
  Data processing and telecommunication          257         279         234
  Deposit operations                             223         227         106
  Other                                          311         305         348
                                              ------      ------      ------
    Total non-interest expense                 6,221       6,627       6,376
                                              ------      ------      ------

  Income (loss) before income taxes            1,874        (186)      2,006
  Provision (benefit) for income taxes           591        (113)        647
                                              ------      ------      ------
    Net income (loss)                         $1,283      $  (73)     $1,359
                                              ======      ======      ======

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Timberland Q1 Earnings
January 24, 2012
Page 7


  Preferred stock dividends                   $ (208)     $ (208)     $ (208)
  Preferred stock discount accretion             (59)        (58)        (54)
                                              ------      ------      ------
  Net income (loss) to common shareholders    $1,016      $ (339)     $1,097
                                              ======      ======      ======

  Net income (loss) per common share:
    Basic                                     $ 0.15      $(0.05)     $ 0.16
    Diluted                                     0.15       (0.05)       0.16
  Weighted average common shares outstanding:
    Basic                                  6,780,516   6,745,633   6,745,250
    Diluted                                6,780,516   6,745,633   6,745,250

Timberland Q1 Earnings
January 24, 2012
Page 8


TIMBERLAND BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
(unaudited)                                  Dec. 31,    Sept. 30,    Dec. 31,
                                                2011         2011        2010
                                            --------     --------    --------
Assets
Cash and due from financial institutions    $ 12,671     $ 11,455    $  8,955
Interest-bearing deposits in banks            98,876      100,610      88,516
                                            --------     --------    --------
  Total cash and cash equivalents            111,547      112,065      97,471
                                            --------     --------    --------

Certificates of deposit ("CDs") held for
 investment, at cost                          19,810       18,659      18,501
MBS and other investments:
  Held to maturity, at amortized cost          3,941        4,145       4,715
  Available for sale, at fair value            6,284        6,717       8,191
FHLB stock                                     5,705        5,705       5,705

Loans receivable                             537,904      535,926     533,646

Loans held for sale                            3,110        4,044       1,853
Less: Allowance for loan losses              (11,972)     (11,946)    (11,749)
                                            --------     --------    --------
  Net loans receivable                       529,042      528,024     523,750
                                            --------     --------    --------

Premises and equipment, net                   17,353       17,389      17,237
OREO and other repossessed assets, net         7,714       10,811      12,612
BOLI                                          16,074       15,917      13,522
Accrued interest receivable                    2,388        2,411       2,706
Goodwill                                       5,650        5,650       5,650
Core deposit intangible                          360          397         522
Mortgage servicing rights, net                 2,169        2,108       2,587
Prepaid FDIC insurance assessment              1,873        2,103       2,959
Other assets                                   5,939        6,123       6,357
                                            --------     --------    --------
  Total assets                              $735,849     $738,224    $722,485
                                            ========     ========    ========

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand       $ 61,178     $ 64,494    $ 51,519
Deposits: Interest-bearing                   527,997      528,184     525,875
                                            --------     --------    --------
  Total deposits                             589,175      592,678     577,394
                                            --------     --------    --------

FHLB advances                                 55,000       55,000      55,000
Repurchase agreements                            538          729         642
Other liabilities and accrued expenses         3,806        3,612       2,887
                                            --------     --------    --------
  Total liabilities                          648,519      652,019     635,923
                                            --------     --------    --------
Shareholders' equity
Preferred stock, $.01 par value; 1,000,000
  shares authorized; 16,641 shares, Series
  A, issued and outstanding $1,000 per
  share liquidation value                     16,048       15,989      15,818
Common stock, $.01 par value; 50,000,000
  shares authorized; 7,045,036 shares issued
  and outstanding                             10,464       10,457      10,389
Unearned shares- Employee Stock Ownership
 Plan                                         (1,917)      (1,983)     (2,181)
Retained earnings                             63,286       62,270      63,335
Accumulated other comprehensive loss            (551)        (528)       (799)
                                            --------     --------    --------
  Total shareholders' equity                  87,330       86,205      86,562
                                            --------     --------    --------
  Total liabilities and shareholders'
   equity                                   $735,849     $738,224    $722,485
                                            ========     ========    ========

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Timberland Q1 Earnings
January 24, 2012
Page 9


KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                                  Three Months Ended
                                           --------------------------------
                                           Dec. 31,    Sept. 30,    Dec. 31,
                                              2011         2011        2010
                                           -------     --------     -------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)          0.70%       (0.04)%       0.75%
Return (loss) on average equity (a)          5.93%       (0.34)%       6.35%
Net interest margin (a)                      3.73%        3.75%        3.82%
Efficiency ratio                            71.14%       80.83%       68.69%

                                           Dec. 31,    Sept. 30,    Dec. 31,
                                              2011         2011        2010
                                           -------     --------     -------
ASSET QUALITY RATIOS:
Non-accrual loans                          $27,803      $21,589     $26,166
Loans past due 90 days and still accruing    2,677        1,754         305
Non-performing investment securities         2,650        2,796       3,325
OREO and other repossessed assets            7,714       10,811      12,612
                                           -------      -------     -------
Total non-performing assets (b)            $40,844      $36,950     $42,408
                                           =======      =======     =======

Non-performing assets to total assets (b)     5.55%        5.01%       5.87%
Net charge-offs during quarter             $   624      $ 1,603     $   415
Allowance for loan losses to non-accrual
 loans                                          43%          55%         45%
Allowance for loan losses to loans
 receivable, net (c)                          2.21%        2.21%       2.19%
Troubled debt restructured loans on
 accrual status (d)                        $18,297      $18,166     $ 8,841

CAPITAL RATIOS:
Tier 1 leverage capital                      11.26%       11.09%      11.37%
Tier 1 risk based capital                    15.39%       15.19%      15.28%
Total risk based capital                     16.65%       16.46%      16.54%
Tangible capital to tangible assets (e)      11.14%       10.95%      11.22%

BOOK VALUES:
Book value per common share                $ 10.12       $ 9.97     $ 10.04
Tangible book value per common share (e)      9.26         9.11        9.17

------------------------------------------------------------
(a) Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets. Troubled debt restructured loans on accrual status are not included.
(c) Includes loans held for sale and is before the allowance for loan losses.
(d) Does not include troubled debt restructured loans totaling $7,334, $7,376 and $6,756 reported as non-accrual loans at December 31, 2011, September 30, 2011 and December 31, 2010, respectively.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

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Timberland Q1 Earnings
January 24, 2012
Page 10


AVERAGE CONSOLIDATED BALANCE SHEETS:              Three Months Ended
($ in thousands) (unaudited)              ---------------------------------
                                          Dec. 31,    Sept. 30,     Dec. 31,
                                             2011         2011         2010
                                          -------     --------     --------
Average total loans                      $537,876     $537,612     $539,007
Average total interest-bearing assets
 (a)                                      675,432      675,800      663,761
Average total assets                      736,265      737,152      722,007
Average total interest-bearing deposits   526,100      526,659      523,221
Average FHLB advances and other
 borrowings                                55,559       55,502       55,546
Average shareholders' equity               86,534       86,465       85,596

-------------------------------------------
(a)  Includes loans and investment securities on non-accrual status

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